Exhibit 4.1

NUMBER U-__________		UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	TAVIA ACQUISITION CORP.

CUSIP [●]

UNITS CONSISTING OF ONE-HALF OF ONE CLASS A ORDINARY SHARE, ONE-HALF OF ONE CLASS P ORDINARY SHARE AND ONE-HALF OF ONE WARRANT

THIS CERTIFIES THAT____________________________________________________________________is the owner of_____________________________________________________________________ Units.

Each Unit (“Unit”) consists of one-half of one (1) Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Share”), of Tavia Acquisition Corp., a Cayman Islands exempted company (the “Company”), one-half of one (1) Class P ordinary share, par value $0.0001 per share (“Class P Ordinary Share”), and one-half of one (1) warrant (“Warrant”). Each whole Warrant entitles the holder to purchase one (1) Class A Ordinary Share for $11.50 per share (subject to adjustment). Each whole Warrant will become exercisable 30 days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar initial business combination with one or more businesses or entities (a “Business Combination”) and will expire unless exercised before 5:00 p.m., New York City Time, on the fifth anniversary of the Company’s completion of an initial Business Combination, or earlier upon redemption or liquidation. The Class A Ordinary Share(s), Class P Ordinary Share(s) and Warrant(s) comprising the Unit(s) represented by this certificate are not transferable separately until 90 days following the date of the final prospectus relating to the Company’s initial public offering (“IPO”), unless the underwriters inform the Company of their decision to allow earlier separate trading, except that in no event will the Class A Ordinary Shares, Class P Ordinary Shares and Warrants be separately tradeable until the Company has filed with the United States Securities and Exchange Commission a Current Report on Form 8-K which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds at the closing of its IPO and issued a press release announcing when such separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [•], 2024, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile signature of a director of the Company.

By:

	Chief Executive Officer	Chief Financial Officer

TAVIA ACQUISITION CORP.

The Company will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT -		Custodian
TEN ENT –	as tenants by the entireties		(Cust)		(Minor)
JT TEN –	as joint tenants with right of survivorship		under Uniform Gifts to Minors
	and not as tenants in common	Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sells, assigns, and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and hereby irrevocably constitute and appoint
Attorney
to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION
(BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH
MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM,
PURSUANT TO S.E.C. RULE 17Ad-15).

In each case, as more fully described in the Company’s final prospectus dated [•], 2024, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Class A and Class P ordinary shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in, or such later time as the shareholders of the Company may approve in accordance with, the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, (ii) the Company redeems the Class A and Class P ordinary shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of Class A and Class P ordinary shares in connection with an initial business combination or to redeem 100% of the Class A and Class P ordinary shares if it does not consummate an initial business combination within the time period set forth therein (or such later time as the shareholders of the Company may approve), or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Class A and Class P ordinary shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.